Exhibit 10.2

ESCO TECHNOLOGIES INC.

PERFORMANCE COMPENSATION PLAN

Adopted August 2, 1993

As Amended Effective October 2, 2023

I.             AUTHORITY AND PURPOSE.

A.            This ESCO Technologies Inc. Performance Compensation Plan (“Plan”) has been adopted by the Committee pursuant to the authority granted to the Committee under the ESCO Technologies Inc. 2018 Omnibus Incentive Plan (the “2018 Plan”) and its predecessors, in order to provide a common framework for certain performance-based cash awards awarded and to be awarded pursuant to the 2018 Plan. This Plan and any awards granted hereunder are subject in all respects to the terms, restrictions and limitations specified in the 2018 Plan.

B.             The purpose of the Plan is to provide an annual incentive plan for selected corporate and Subsidiary officers and key managers which is based upon the performance of ESCO Technologies Inc. (the “Company”) and/or its Subsidiaries during a Fiscal Year. In particular, the Plan is designed to (a) tie a specific portion of the compensation of selected officers and managers of the Company and Subsidiaries to specified performance criteria for a given Fiscal Year, and (b) enhance the Company’s ability to stay competitive with general industry trends in executive compensation.

II.            DEFINITIONS.

In this Plan, the following capitalized terms shall have the following meanings unless the context clearly requires otherwise:

(a)	“Board of Directors” means the Board of Directors of the Company.

(b)	“Chief Executive Officer” means the Chief Executive Officer of the Company.

(c)	“Committee” means the Human Resources and Compensation Committee of the Board of Directors.

(d)	“Covered Executives” shall have the meaning given in the Supplemental Clawback Policy.

(e)	“Fiscal Year” means the fiscal year of the Company, which is currently the twelve-month period beginning October 1 and ending September 30.

(f)	“Participant” means an employee of the Company or a Subsidiary who has been selected by the Committee to participate in the Plan.

(g)	“Performance Compensation Award” or “Award” means the target amount a Participant is eligible to receive under the Plan for a Fiscal Year subject to specified performance criteria.

(h)	“Performance Compensation Payment” or “Payment” means the amount actually payable to a Participant based on the target amount for such Participant and the satisfaction of the performance criteria applicable to such Participant.

(i)	“Plan Administrator” means the Company’s Vice President–Human Resources or other Company officer designated by the Committee.

(j)	“Subsidiary” means any corporation, partnership or other entity a majority of whose equity interests are owned directly or indirectly by the Company.

(k)	“Supplemental Clawback Policy” means that certain Supplemental Clawback Policy adopted by the Committee on or about August 1, 2023 and effective as of October 2, 2023.

III.           ELIGIBILITY, APPROVAL AND ISSUANCE OF AWARDS.

Participation in the Plan is limited to those employees of the Company and Subsidiaries selected by the Committee upon recommendation by the Chief Executive Officer. During the first 90 days of each Fiscal Year, the Chief Executive Officer shall submit to the Committee (i) a proposed list for each Subsidiary and the Company of the Participants and their corresponding Performance Compensation Awards for that Fiscal Year, and (ii) the proposed performance criteria to be used for determining Payments based on the Awards, which may include but need not be limited to the performance criteria listed in Subsection IV.A. Upon approval of the Awards and the associated performance criteria by the Committee, the Plan Administrator shall make arrangements to ensure that each Participant is notified of the amount of his or her Performance Compensation Award as well as the performance criteria and the other terms and conditions applicable to the Award. Additions or deletions to the list of Participants during a Fiscal Year shall be made only in the event of an unusual circumstance, such as a promotion, layoff, disability, death, new hire, termination, or retirement.

IV.           PERFORMANCE CRITERIA

A.            The performance criteria for any Award may include but need not be limited to one or more of the following: earnings per share; adjusted earnings per share; sales; earnings; cash flow; profitability; customer satisfaction; investor relations; revenues; financial return ratios; market performance; shareholder return and/or value; operating profits (including earnings before income taxes, depreciation and amortization); net profits; earnings per share growth; profit returns and margins; stock price; working capital; business trends; production cost; project milestones; plant and equipment performance; safety performance; environmental performance; gross margin; operating margin; net margin; expense margins; EBIT margin; EBIT growth; EBITDA margin; EBITDA growth; adjusted EBITDA; NOPAT margin; net assets; working capital; asset turnover; working capital turnover; accounts receivable turnover; accounts payable turnover; inventory turnover; inventory days outstanding; accounts receivable days outstanding; accounts payable days outstanding; debt to equity; debt to capital; current ratio; return on equity; return on assets; return on net assets; return on invested capital; return on gross assets; return on tangible assets; cash flow return on investment; cash value added; price to earnings ratio; market to book ratio; market to capital ratio; cost of capital; cost of debt; cost of equity; market risk premium; stock price appreciation; total shareholder return; economic value added; economic profit; sales growth percentage; EPS growth percentage; cash flow growth year over year; return on total capital, or any combination of the foregoing. Performance criteria may be measured solely on a corporate, subsidiary, business unit or individual basis, or a combination thereof; may be measured in absolute levels or relative to another company or companies, a peer group, an index or indices or Company or Subsidiary performance in a previous period; and may be measured annually or over a longer period of time.

B.            Establishment of Performance Goals. The performance goals for each Award and the amount payable if those goals are met shall be established in writing for each specified period of performance by the Committee no later than 90 days after the commencement of the period of service to which the performance goals relate and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed.

V.            DETERMINATION OF MINIMUM PAYMENT AMOUNTS.

Prior to the end of each Fiscal Year, the Committee, after consultation with the Plan Administrator and on behalf of the Board of Directors and the management of each Subsidiary, shall determine the minimum aggregate amount of Payments to be made by the Company and each Subsidiary pursuant to the Awards granted under the Plan for that Fiscal Year.

VI.           DETERMINATION OF PAYMENTS.

A.            Payments shall be based upon the degree to which the actual performance of the Company and/or Subsidiary exceeds, satisfies or fails to satisfy the predetermined performance criteria established by the Company for that Award. As soon as practicable after the end of each Fiscal Year, the Committee shall determine the Payment to each Participant based on attainment of the performance criteria for the Participant’s Awards for such Fiscal Year. The Chief Executive Officer shall submit to the Committee a proposed Performance Compensation Payment summary for each Subsidiary and the Company which shall include (i) the actual performance of the Subsidiary and the Company during the Fiscal Year compared to the respective performance criteria previously established for the Subsidiary and the Company Participants for such Fiscal Year, and (ii) the resulting proposed Payments; provided, that the Committee may, following such submission, consider the further recommendations of the Chief Executive Officer. Final determination of the amount of each Participant's Performance Compensation Payment (if any) as well as the total Payments under the Plan for each Fiscal Year shall be the responsibility of the Committee.

B.            The recommended Performance Compensation Payment to a Participant may be denied, or adjusted upward or downward by the Committee as in the Committee's discretion is prudent and advisable based upon its assessment of the Participant's performance and the Company’s or Subsidiary’s performance, as applicable, during the Fiscal Year; provided that the total of all Performance Compensation Payments for the Fiscal Year shall be no less than the minimum determined by the Committee in accordance with Section V.

VII.         MANNER OF AND TIME FOR PAYMENTS.

Once the Payments have been approved by the Committee pursuant to Section VI, the Plan Administrator shall take the necessary actions to notify each Participant of the amount of his or her Performance Compensation Payment. Performance Compensation Payments will be made through payroll not later than 2½ months following the end of each Fiscal Year. The Company shall withhold from each Payment all taxes required to be withheld by any federal, state or local government and any other applicable deductions authorized by the Participant.

VIII.        DESIGNATION OF BENEFICIARY.

Each Participant shall have the right to designate a beneficiary, and to change such beneficiary from time to time, by filing a request in writing with the Plan Administrator. If a Participant dies after the end of the Fiscal Year but prior to receiving the Payment due for such Fiscal Year, the Payment will be paid to the Participant’s designated beneficiary at the time such amount would have been paid to the Participant, subject to Section VII. In the event the Participant has not designated a beneficiary, or in the event a beneficiary predeceases the Participant, the amount otherwise payable to such beneficiary shall be paid to the person in, or divided equally among the persons in, the first of the following classes of successive preference beneficiaries in which there shall be any person surviving such Participant:

(1)	The Participant's spouse;

(2)	The Participant's children; or

(3)	The Participant's executors or administrators;

provided that any amount payable to a minor may instead be paid to such adult or adults as, in the sole opinion of the Plan Administrator, are primarily responsible for the custody and support of such minor.

IX.           ADMINISTRATION OF THE PLAN.

The Committee has the sole responsibility for overall administration and control of the Plan, including the selection of Participants, the amounts of Awards, the selection and approval of performance criteria, the determination of the minimum total Payments under the Plan for each Fiscal Year, the satisfaction of performance criteria, and the final determination of Payments to each Participant. The Plan Administrator shall be responsible for implementing the actions required under the Plan.

X.            VESTING.

A Participant must be in the employ of the Company or a Subsidiary on the date a Performance Compensation Payment of an Award is made pursuant to Section VII in order to be eligible for Payment pursuant to the Award. Notwithstanding the foregoing, however, in the event that, either before or after the end of the Fiscal Year, a Participant’s employment is terminated by reason of the Participant’s death or disability, by the Company without cause, or by the Participant due to retirement on or after the age of 60, the Committee shall have the sole discretion as to whether the Participant shall be entitled to any Payment, and if so, the amount of such Payment, and any such amount shall be paid at the time determined pursuant to Section VII.

XI.          AMENDMENT OR TERMINATION.

The Committee may amend or terminate the Plan at any time, but no amendment may impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant's consent; provided, however, that notwithstanding the foregoing the Committee may amend the Plan or any Awards in such manner as it deems necessary to comply with the requirements of any applicable law, rule or regulation.

XII.         MISCELLANEOUS.

A.            All Payments under the Plan shall be made from the general assets of the Company or Subsidiary, as the case may be. To the extent any person acquires a right to receive a Payment under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company or Subsidiary.

B.            Nothing contained in the Plan and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or a Subsidiary and any other person.

C.            Except as provided in Section XIII, no amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

D.            Nothing contained in the Plan is intended or shall be construed to confer upon any Participant the right to continue in the employ of the Company or a Subsidiary or to limit the right of a Participant’s employer to discharge the Participant at any time, with or without cause.

E.            The Plan shall be construed and administered in accordance with the laws of the State of Missouri, without regard to the principles of conflicts of law which might otherwise apply.

XIII.        COVENANTS.

A.            For purposes of this Plan, “Misconduct” means any of the following actions engaged in by a Participant during the period commencing upon receipt of any Performance Compensation Payment and ending two (2) years after such receipt:

(1)	As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly carrying on any business or becoming involved in any business activity, which is (i) competitive with the business of the Company or any Subsidiary, as presently conducted and as said business may evolve in the ordinary course, and (ii) a business or business activity in which the Participant was engaged in the course of his/her employment with the Company and or any Subsidiary (provided that nothing herein shall prohibit Participant from being a 2% or less shareholder of a publicly traded corporation);

(2)	As an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly recruiting, soliciting or hiring, or assisting anyone else in recruiting, soliciting or hiring, any employee of the Company or any Subsidiary;

(3)	Inducing or attempting to induce, or assisting anyone else to induce or attempt to induce, any customer of the Company or any Subsidiary, to discontinue its business with the Company or such Subsidiary;

(4)	Engaging in the unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary resulting in harm to the Company or any Subsidiary; or

(5)	Engaging in intentional misconduct resulting in a financial restatement and/or an increase in the Participant’s incentive or equity compensation.

B.            In the event of Misconduct described in clause XIII(A)(5), the Company or any Subsidiary shall be entitled, in addition to any other legal or equitable remedies it may have, to recover from the Participant (i) any Performance Compensation Payments made to the Participant during the period for which restatement of the Company’s financials is required (but not to exceed three years), or (ii) any Performance Compensation Payments made to the Participant during the three year period preceding the date on which a restatement is required to the extent such Performance Compensation Payments are in excess of what would have been paid to the Participant if calculated under the restated financials, or (iii) if no financial restatement is required, any Performance Compensation Payments made during the three year period preceding the date on which the Participant receives increased incentive or equity compensation as a result of such Misconduct to the extent such increased incentive or equity compensation exceeds the amount the Participant would have received in the absence of such Misconduct.

C.            In the case of Misconduct or threatened Misconduct described in clauses XIII(A)(1) through XIII(A)(4), the Company or any Subsidiary shall be entitled, in addition to any other legal or equitable remedies it may have:

(1)	To temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach, the Participant hereby expressly acknowledging that the harm which might result as a result of any noncompliance by the Participant would be largely irreparable and agreeing that if there is a question as to the enforceability of any of the provisions of this Award the Participant will abide by the Award until after the question has been resolved by a final judgment of a court of competent jurisdiction; and/or

(2)	To cancel this Award; and/or

(3)	To recover from the Participant any Performance Compensation Payments made to the Participant under this Award during any period(s) that the Participant was engaged in such Misconduct (but not to exceed three years).

D.            Subject to the limitations described herein, the Committee shall have sole discretion in determining the amount that shall be recovered from the Participant under subsection XIII(C), provided that to the extent Performance Compensation Payments have been recovered by the Company under the Company’s Dodd-Frank Act Recovery Policy such amounts shall not also be recoverable pursuant to this Section XIII.

E.            Beginning with the Fiscal Year 2023 Award, Performance Compensation Payments made to Covered Executives under this Plan shall be subject to recovery by the Company under the Company’s Supplemental Clawback Policy.